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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
Monday, December 9, 2002

CONTACT:   Linda Faiss -- (702) 933-7777, ext. 105
           lfaiss@ffmpr.com
           Lawrence Epstein - (702) 385-3373
           Bruce Leslie- (702) 650-2828
           Phil Flaherty - (702) 876-1001



                      BARRICK GAMING SIGNS DEAL TO PURCHASE
               GAUGHAN AND EXBER PROPERTIES IN DOWNTOWN LAS VEGAS

                  PLAZA, LAS VEGAS CLUB, WESTERN AND GOLD SPIKE
                            PART OF $82 MILLION DEAL

      Barrick Gaming Corporation, Union Plaza Hotel and Casino, Inc., Union Plaza Operating Company, Exber, Inc., and Gaughan South jointly announced today the negotiation of a deal for Barrick Gaming to purchase substantially all the assets of the Plaza, Las Vegas Club, Western and Gold Spike hotel casinos in downtown Las Vegas.

      The $82 million sale includes some 35 acres of land in downtown Las Vegas and hotel/casinos with a combined total of 1,850 rooms. The properties have been owned and operated by Union Plaza Hotel and Casino, Inc., Exber, Inc., and Gaughan South, organizations headed by Jackie Gaughan and the late Mel Exber.

      In addition to the hotels, the package includes the two downtown Ambassador East Motels and various parcels roughly bounded by US 95 on the north, Clark Ave. on the south, the railroad tracks on the west and 15th Street on the east. The deal also includes an option and first right of refusal to purchase the El Cortez Hotel and Casino.

      "We are fortunate to have the opportunity to acquire these fine properties that were built in the heart of historic Las Vegas by legends in the gaming industry," said D.W. Barrick, CEO and Chairman of the Board of Barrick Gaming, a wholly owned subsidiary of Barrick Corporation. "And we are especially thankful to inherit the 1,904-member workforce that has given such dedicated service to their customers and to their employers."

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      Lawrence Epstein, counsel for the Plaza said, "It was fundamental to Mr.
Gaughan that Barrick agreed to employ all of the employees, and on comparable terms of employment."

      "Thanks to the vision of those pioneers and the dedication of the Mayor and City Council, the future of downtown Las Vegas is both exciting and inviting," said Stephen Crystal, Vice Chairman and Co-Founder of Barrick Gaming. "The time and attention from City officials will pay off in attracting even more investment in the most famous downtown in the world."

      Bruce Leslie, counsel for Exber, Inc. said, "Barrick's interest in the Gaughan properties is a validation of the philosophy of Mr. Gaughan, Mr. Exber and their loyal staff; offer quality accommodations and the newest slots to the market excited by the downtown. This philosophy will continue through to the sale. Afterwards, Mr. Gaughan will continue his vision at the El Cortez, which is not being sold."

      The closing of the purchase of the assets is subject to various conditions, including but not limited to receipt of all regulatory approvals and third party consents, approvals of the shareholders of Union Plaza Hotel and Casino, Inc., Exber, Inc. and Gaughan South and successful completion of Barrick Gaming's due diligence investigation.

      Barrick, who has been involved in development and operations in numerous gaming jurisdictions, is considering a range of domestic and international gaming opportunities from the company's new Las Vegas headquarters.

      Officers of Barrick Gaming include Crystal, a former New Hampshire legislator, and Chief Gaming Officer Phil Flaherty. A veteran gaming executive, Flaherty leads a team of gaming professionals that was formed to explore acquisition and development opportunities for Barrick Gaming in the Nevada market. The team includes entertainer Larry Manetti and John Buyachek, who has 25 years of experience in the gaming industry.

      The sale was approved today by special committees comprised of independent members of the boards of directors of Union Plaza Hotel and Casino, Inc. and Exber, Inc. The Union Plaza Hotel and Casino, Inc. is not soliciting proxies with respect to the sale at this time. The Union Plaza Hotel and Casino, Inc. plans to distribute the net proceeds of the sale and after payment of liabilities pursuant to a plan of liquidation to be presented to its shareholders. Mr. Gaughan, as trustee, and Exber, Inc. have entered into an agreement to vote their shares of Union Plaza Hotel and Casino, Inc. stock in favor of the sale.


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      This press release (as well as oral statements or other written statements made or to be made by Union Plaza Hotel and Casino, Inc.) may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions constitute forward-looking statements. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Union Plaza Hotel and Casino, Inc., economic and market factors and the hotel and gaming industry. Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors, including but not limited to, changes in economic conditions either nationally or locally, satisfaction of the conditions to the parties' obligations to close and the closing of the agreement with Barrick Gaming Corporation, as well as those matters disclosed in the periodic and other reports filed by Union Plaza Hotel and Casino, Inc. with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.